Exhibit 10.2

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

PERFORMANCE CONTINGENT RESTRICTED STOCK AGREEMENT

THIS PERFORMANCE CONTINGENT RESTRICTED STOCK AGREEMENT (“Award Agreement”) is made and entered into as of                      (the “Date of Grant”), by and between Reinsurance Group of America, Incorporated (the “Company”), and                      (“Employee”).

SECTION I

BACKGROUND

A. The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Reinsurance Group of America, Incorporated Flexible Stock Plan (the “Plan”), pursuant to which awards of restricted stock may be granted to employees of the Company and its Affiliates and certain other individuals.

B. The Company desires to grant to Employee a restricted stock award under the terms of the Plan; provided that, the Restricted Shares granted in accordance with this Award Agreement shall be deemed Performance Shares, as defined and described in the Plan.

C. Pursuant to the Plan, the Company and Employee agree as follows:

SECTION II

AGREEMENT

1. Grant of Award. The Company grants to Employee                      (                    ) shares of the Company’s Common Stock, $.01 par value (the “Restricted Shares”), subject to the terms, conditions, and adjustments set forth in this Award Agreement. The number of Restricted Shares granted under this Section 1 is referred to in this Award Agreement as the “Target Grant.”

2. Award Subject to Plan. This award is granted under and is expressly subject to all the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement. Restricted Shares granted in accordance with this Award Agreement shall be deemed Performance Shares, as defined and described in the Plan.

3. Performance Period. The performance period for this award is the three (3) year period beginning                     , and ending                      (the “Performance Period”).

4. Payment.

(a) Restricted Shares Payable In Common Stock. Subject to early termination of this Award Agreement pursuant to Section 6 or 7 below, as soon as practicable following the end of the Performance Period and the determination of the Company’s Earnings Per Share Growth Rate (as defined in Section 5(b)) and Revenue Growth Rate (as defined in Section 5(c)) over such Performance Period, the Company will deliver to Employee one (1) Share of the Company’s Common Stock for each Restricted Share earned under this Award Agreement; provided, however, that any fractional Restricted Share shall be paid in cash equal to such fraction of the Fair Market Value of a Share of Common Stock on the date of payment.

(b) Dividend Equivalents. Restricted Shares shall not include dividend equivalent payments or dividend credit rights.

(c) Voting Rights. Employee shall have no voting rights with respect to the Shares of Common Stock represented by the Restricted Shares awarded hereunder prior to delivery thereof pursuant to Section 4 (a).

5. Performance Criteria and Adjustments.

(a) Performance Criteria. The measures and weights for the 2004 Intermediate-Term Bonus Plan are outlined below.

		Performance Levels
		1	2	3
Measures	Weighting	Threshold	Target	Maximum

(b) Adjustment of Target Grant.                      (        ) of the number of Restricted Shares in the Target Grant will increase or decrease based upon the Company’s Earnings Per Share Growth Rate (as defined in Section 5(c) below) over the Performance Period (the “EPS Restricted Shares”), and                      (        ) of the number of Restricted Shares in the Target Grant will increase or decrease based upon the Company’s Revenue Growth Rate (as defined in Section 5(d) below) over the Performance Period (the “Revenue Restricted Shares”), as follows:

If the Company’s Earning Per Share Growth Rate Over the Performance Period is:	The Number of EPS Performance Contingent Restricted Shares converted to shares of stock will be:

If the Company’s Revenue Growth Rate Over the Performance Period is:	The Number of Revenue Performance Contingent Restricted Shares converted to shares of stock will be:

If intermediate percentages are achieved, the number of Restricted Shares will be prorated. For example, if the target grant is 1,000 Restricted Shares, the Company’s Earnings Per Share Growth Rate during the Performance Period is 11% and the Revenue Growth Rate is 10%, then the number of Restricted Shares finally granted would be          , determined as follows:

EPS Restricted Shares:

Revenue Restricted Shares:

In no event will Employee be entitled to receive a total number of Restricted Shares greater than     % of the Target Grant, even if the Company’s Earnings Per Share Growth Rate or Revenue Growth Rate during the Performance Period exceeds     %.

(c) Earnings Per Share Growth Rate. “Earnings Per Share Growth Rate” for the Performance Period is the compounded annual percentage increase, if any, of the Company’s annual operating earnings per Share (i.e., net income per Share from continuing operations less realized capital gains and losses and certain other non-operating items) for the final year of the Performance Period compared to the Company’s annual operating earnings per Share for the fiscal year immediately preceding the Date of Grant. The Earnings Per Share Growth Rate will be determined by the Company using generally accepted accounting principles, consistently applied.

(d) Revenue Growth Rate. “Revenue Growth Rate” for the Performance Period is the compounded annual percentage increase, if any, of the Company’s annual consolidated revenue for the final year of the Performance Period compared to the Company’s annual consolidated revenue for the fiscal year immediately preceding the Date of Grant. The Revenue Growth Rate will be determined by the Company using generally accepted accounting principles, consistently applied.

6. Demotion or Transfer. In the event that Employee is demoted or transferred to a position with the Company or any of its Affiliates in which Employee is not eligible to participate in the Plan, as determined by the Committee in its sole discretion, this Award Agreement will terminate and be of no further force or effect and the Restricted Shares awarded to Employee hereunder shall be forfeited.

7. Termination of Employment.

(a) Death, Disability or Retirement. If Employee ceases to be employed by the Company or any of its Affiliates prior to the expiration of the Performance Period due to death, disability or retirement, Employee (or, in the event of Employee’s death, the legal representative of the Employee’s estate or revocable living trust) shall receive a pro rata proportion of the Shares of Common Stock that would have been issued to Employee under this Award Agreement at the end of the Performance Period, determined by multiplying such Shares by a fraction, the numerator of which is the number of calendar months in the Performance Period during which Employee’s employment continued, and the denominator of which is the number of months in the Performance Period. Employment for any portion of a calendar month shall be deemed employment for that calendar month. For purposes of this Agreement, (i) ”disability” shall mean disability as defined in any long-term disability plan maintained by the Company or an Affiliate which covers Employee or, in the absence of any such plan, the physical or mental condition of Employee arising during the Performance Period, which in the opinion of a qualified physician chosen by the Company prevents Employee from continuing employment with the Company and its Affiliates, and (ii) ”retirement” shall mean termination of employment with the Company and its Affiliates after Employee has both attained age 55 and performed not less than ten (10) years of service for the Company and its Affiliates.

(b) Other Termination. In the event that Employee’s employment with the Company and its Affiliates is terminated, whether voluntarily or involuntarily, for any reason other than death, disability or retirement, this Award Agreement will terminate and be of no further force or effect and the Restricted Shares awarded to Employee hereunder shall be forfeited, unless otherwise determined by the Committee in its sole discretion.

8. Change of Control. Notwithstanding anything herein to the contrary, in the event a Change of Control occurs during the Performance Period prior to Employee’s death, disability, retirement or other termination of employment, (a) the Earnings Per Share Growth Rate and the Revenue Growth Rate for the Performance Period shall be deemed to be     %, and (b) Section 7(b) shall not apply in the case of involuntary termination of Employee’s employment by the Company or an Affiliate other than for cause. The number of Shares of Common Stock determined in accordance with Sections 1 and 5(a) (and, in the event of Employee’s death, disability or retirement prior to the end of the Performance Period, Section 7(a)) shall be delivered to Employee (or, in the event of Employee’s death, Employee’s estate) as soon as practicable following the end of the Performance Period. For purposes of this Section 8, “cause” shall mean (a) any conduct, act or omission that is contrary to Employee’s duties as an executive officer of the Company or that is inimical or in any way contrary to the best interests of the Company or any of its Affiliates, or (b) employment of Employee by or association of Employee with an organization that competes with the Company or any of its Affiliates.

9. Tax Withholding. Employee must pay, or make arrangements acceptable to the Company for the payment of any and all federal, state, and local tax withholding that in the opinion of the Company is required by law. Unless Employee satisfies any such tax withholding obligation by paying the amount in cash or by check, the Company will withhold Shares of Common Stock having a Fair Market Value on the date of withholding equal to the tax withholding obligation.

10. Securities Law Requirements. The Company shall not be required to issue Shares pursuant to this Award Agreement unless and until (a) such Shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then registered, and (b) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective.

11. Non-Transferability. Neither this award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance, except as herein authorized, will be void and of no effect.

12. Definitions; Copy of Plan. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan.

13. Choice of Law. This Award Agreement will be governed by the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to another jurisdiction.

An authorized representative of the Company has signed this Award Agreement, and Employee has signed this Award Agreement to evidence Employee’s acceptance of the award on the terms specified in this Award Agreement, all as of the Date of Grant.

“Company”
Reinsurance Group of America, Incorporated

By:
Name:	A. Greig Woodring
Title:	President and Chief Executive Officer

“Optionee”

Name: